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Exhibit 23.2

February 22, 2016

Cabot Oil & Gas Corporation
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024

Re:
Securities and Exchange Commission
Form S-3 of Cabot Oil & Gas Corporation

Gentlemen:

        The firm of Miller and Lents, Ltd. consents to the use of its name and to the use of its report dated January 26, 2016, regarding Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of December 31, 2015, which report is to be included by reference in the Form S-3 to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

        Miller and Lents, Ltd. has no financial interest in Cabot Oil & Gas Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

Very truly yours,
MILLER AND LENTS, LTD.
/s/ CARL D. RICHARD, P.E. Carl D. Richard, P.E. Senior Vice President

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  Exhibit 23.2